THOMPSON  BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON  NEW YORK  WASHINGTON, D.C.

         HINE

September 28, 2006

Bragg Capital Trust

100 Queens Road

Charlotte, NC  28204

Re: Bragg Capital Trust, File Nos. 333-85850 and 811-21073

Gentleman:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 8 to the Registration Statement, File Nos. 333-85850 and 811-21073 (the “Registration Statement”), of Bragg Capital Trust (the “Trust”).

We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.  We have not made an independent review of the laws, statutes or regulations of any state or jurisdiction other than the State of Ohio and the United States of America.

            The attorneys involved in the preparation of this opinion are admitted to practice law in the State of Ohio, and we express no opinion as to matters governed by the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Ohio.  In that regard, we note that the Trust is organized as a Delaware statutory business trust and is governed by the laws of the State of Delaware and not by the laws of the State of Ohio.  As to the opinions expressed below, we have assumed, with your permission and without any investigation, that the applicable laws of the State of Delaware (including, without limitation, all judicial and other governmental opinions and interpretations thereof) are identical in all relevant respects to the laws of the State of Ohio (including, without limitation, all judicial and other governmental opinions and interpretations thereof).

            Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 8 is effective for purposes of applicable federal and state securities laws, the shares of Queens Road Value Fund  and Queens Road Small Cap Value Fund, each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

            We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 8 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

           /s/

THOMPSON HINE LLP

JMS/DSM

606638.1